Exhibit 99.1

CORMEDIX COMPLETES SUCCESSFUL CMC INTERACTION WITH THE FDA

Pre-NDA Meeting Scheduled

Berkeley Heights, NJ – October 16, 2019 – CorMedix Inc. (NYSE American: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today announced that it has completed its interaction with the FDA related to the chemistry, manufacturing and controls (CMC) package that will be needed to support Neutrolin’s new drug application (NDA). The FDA was supportive of Neutrolin’s proposed manufacturing program, including the active pharmaceutical ingredients (API), the container closure and testing, and indicated that it will conduct a thorough review of all of the CMC information as well as assess the commercial readiness of the various manufacturing facilities at the time of NDA filing. No further CMC meetings with FDA are planned prior to NDA submission.

A pre-NDA meeting has now been scheduled and CorMedix is looking forward to discussing with the FDA the filing of the NDA for Neutrolin®, including the FDA programs intended to facilitate and expedite review of the application, such as Priority Review designation, rolling submission, and LPAD.

Khoso Baluch, President and CEO of CorMedix commented, “We are very pleased with FDA’s feedback on the CMC package and with the scheduling of a pre-NDA meeting. We are continuing to move forward with preparations for the filing of the NDA for Neutrolin in accordance with our plans, which are focused on obtaining an approval for Neutrolin in adult hemodialysis. We anticipate that Neutrolin can be approved in the second half of 2020 and we intend to launch Neutrolin commercially in the US promptly after its approval either by ourselves or with a partner.”

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The Company is focused on developing its lead product Neutrolin®, a novel, non-antibiotic antimicrobial solution designed to prevent costly and dangerous bloodstream infections associated with the use of central venous catheters, currently in Phase 3 development for patients undergoing chronic hemodialysis. Such infections cost the U.S. healthcare system approximately $6 billion annually and contribute significantly to increased morbidity and mortality. Neutrolin has FDA Fast Track status and is designated as a Qualified Infectious Disease Product, which provides the potential for priority review of a marketing application by FDA and allows for 5 additional years of QIDP market exclusivity in the event of U.S. approval. Neutrolin is already marketed as a CE Marked product in Europe and other territories. In parallel, CorMedix is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with active programs in surgical sutures and meshes, and topical hydrogels.  The company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers.  For more information, visit: www.cormedix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the information, costs and time needed to submit to the FDA a new drug application for Neutrolin in adult hemodialysis, including; risks related to obtaining FDA approval of the new drug application for Neutrolin; relying on preclinical results that may not be indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; the risks and uncertainties associated with research for additional uses for taurolidine; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the continued development of Neutrolin and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; and the ability to retain and hire necessary personnel to staff our operations appropriately. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:

Dan Ferry

Managing Director

LifeSci Advisors

617-535-7746